EXHIBIT 99.1

Equifax Names Karen Fichuk to Board of Directors

ATLANTA, FEBRUARY 2, 2023 – Equifax® (NYSE: EFX) today announced that Karen Fichuk, Executive Board member for Randstad N.V., and former Chief Executive Officer for Randstad North America, has been elected to its board of directors.

“We are energized to welcome Karen as a new independent director on our board,” said Mark W. Begor, Chief Executive Officer of Equifax. “Karen’s more than three decades of growth-oriented leadership and strong, global data and analytics expertise will benefit Equifax as we execute against our EFX 2025 strategic priorities and work to complete our Equifax Cloud™ transformation worldwide.”

The Equifax board now consists of eleven directors, including ten independent directors. Fichuk’s election is part of the Board’s regular succession planning process in connection with the scheduled retirement of independent director Robert W. Selander in May 2023.

“We appreciate the strategic perspective that Bob has brought to the leadership of Equifax over the last five years and thank him for his many contributions,” said Mark L. Feidler, non-executive chairman of Equifax. “We are pleased to welcome Karen to the Equifax board and believe that she will be invaluable in our oversight of the company’s ongoing execution and continued strategic growth.”

Fichuk is currently an Executive Board member for Randstad N.V., the world’s largest HR services provider, where she also served nearly four years as the Chief Executive Officer of North America. Under her leadership, Randstad North America navigated the changing world of work in the face of the COVID-19 pandemic and achieved industry-leading revenue growth. Prior to joining Randstad, Fichuk spent more than 25 years at Nielsen Holdings PLC, a global information services leader, where she most recently served as President, Developed Markets. In this role, she led 4,000 employees across North America and Western Europe transforming the business model from client service to a product sales organization.

“The new Equifax is much more than a credit bureau,” commented Fichuk. “I look forward to working actively with the board of directors leveraging my global data, analytics and HR services background to contribute to the company’s transformation and growth objectives.”Fichuk holds a Bachelor of Science degree from Colorado State University and sits on the Global Leadership Council of the Colorado State University College of Business.

ABOUT EQUIFAX INC.

At Equifax (NYSE: EFX), we believe knowledge drives progress. As a global data, analytics, and technology company, we play an essential role in the global economy by helping financial institutions, companies, employers, and government agencies make critical decisions with greater confidence. Our unique blend of differentiated data, analytics, and cloud technology drives insights to power decisions to move people forward. Headquartered in Atlanta and supported by more than 14,000 employees worldwide, Equifax operates or has investments in 24 countries in North America, Central and South America, Europe, and the Asia Pacific region. For more information, visit Equifax.com.

FOR MORE INFORMATION:

Kate Walker for Equifax

mediainquiries@equifax.com